Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866

October 23, 1996

Board of Directors
Preferred Life Insurance Company of New York
152 W 57th Street, 18th Floor
New York, NY 10019

Re:     Opinion and Consent of Counsel
        Preferred Life Variable Account C

Dear Sir or Madam:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form N-4 for the Individual Deferred Variable Annuity Contracts to be issued by Preferred Life Insurance Company of New York and its separate account, Preferred Life Variable Account C.

We are of the following opinions:

1. Preferred Life Insurance Company of New York is a valid and existing stock life insurance company of the state of New York.

2. Preferred Life Variable Account C is a separate investment account of Preferred Life Insurance Company of New York created and validly existing pursuant to the New York Insurance Laws and the Regulations thereunder.

3.  Upon the  acceptance  of purchase  payments  made by an Owner  pursuant to a
    Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or copy hereof, as an exhibit to the Registration Statement.

We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Statement of Additional Information which forms a part of the Registration Statement.

Sincerely,

BLAZZARD, GRODD, & HASENAUER, P.C.

By: /s/ LYNN KORMAN STONE
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        Lynn Korman Stone